Exhibit 99.1

NEWS
RELEASE

2005-13

FOR IMMEDIATE RELEASE
Contact: Gerald Faudel
(303) 714-0100

FRONTIER OIL ANNOUNCES THE APPOINTMENT OF MICHAEL C. JENNINGS AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON, TEXAS, June 14, 2005 - Frontier Oil Corporation (NYSE: FTO) is pleased to announce that Michael C. Jennings has been appointed to the position of Executive Vice President and Chief Financial Officer. In this Houston-based position, Mr. Jennings will have the responsibility for all the financial activities of the company. He will report to the Chief Executive Officer.

Mr. Jennings comes to Frontier with eighteen years experience in finance and acquisitions with Cooper Cameron, Unimin Corporation, British Petroleum and U.S. Trust Company of New York. His most recent position was as Vice President and Treasurer at Cooper Cameron Corporation. He earned an MBA in Finance & Accounting from the University of Chicago and a B.A. in Economics & Government from Dartmouth College.

James R. Gibbs, Chairman, President & CEO commented, “We are very pleased to have Mike join us and look forward to working with him.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

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